Geron Announces Presentations at American Society of Hematology Annual Meeting

Imetelstat Clinical Data from Part 1 of IMerge in Myelodysplastic Syndromes to be Presented

MENLO PARK, Calif., November 1, 2017 -- Geron Corporation (Nasdaq: GERN) today announced that four abstracts related to the telomerase inhibitor imetelstat have been accepted for presentation at the 59th American Society of Hematology (ASH) Annual Meeting and Exposition to be held in Atlanta, Georgia from December 9-12, 2017. The abstracts were published today on the ASH website at www.hematology.org.

Clinical Data Presentation

An abstract containing data from the first 32 patients enrolled in Part 1 of IMerge, the ongoing Phase 2/3 clinical trial of imetelstat in patients with lower risk myelodysplastic syndromes (MDS) being conducted by Janssen Research & Development, LLC., was accepted for a poster presentation.

Title: Efficacy and Safety of Imetelstat in RBC Transfusion-Dependent (TD) IPSS Low/Int-1 MDS Relapsed/Refractory to Erythropoiesis-Stimulating Agents (ESA) (IMerge) (Abstract #4256)
Date: Monday, December 11, 2017
Time: 6:00 p.m. – 8:00 p.m. ET

Pre-Clinical Data Presentations

Three abstracts by academic collaborators were selected for presentation that build on previous studies investigating imetelstat’s effects and mechanism of action in pre-clinical models of hematologic myeloid malignancies.

Title: Imetelstat, a Telomerase Inhibitor, Is Capable of Depleting Myelofibrosis Hematopoietic Stem Cells and Progenitor Cells (Abstract #1654)
Date: Saturday, December 9, 2017
Time: 5:30 p.m. - 7:30 p.m. ET

Title: Telomerase Inhibition Impairs Self-Renewal of b-Catenin Activated Myeloproliferative Neoplasm Progenitors (Abstract #2860)
Date: Sunday, December 10, 2017
Time: 6:00 p.m. – 8:00 p.m. ET

Title: Integrated Molecular Analysis Identifies Replicative Stress as Sensitizer to Imetelstat Therapy in AML (Abstract #798)
Date: Monday, December 11, 2017
Time: 5:45 p.m. ET

In accordance with ASH policies, abstracts submitted to the ASH Annual Meeting are embargoed from the time of submission. To be eligible for presentation at the ASH Annual Meeting, any additional data or information to be presented at the Annual Meeting may not be made public before the presentation. The imetelstat posters and slides will be available in the “R&D” section of Geron’s website (www.geron.com) following the ASH Annual Meeting presentations.

Webcast Investor Event

Following the clinical data presentation at the ASH Annual Meeting, management will be hosting a live webcast of an analyst and investor meeting on December 11, 2017 to discuss the imetelstat clinical data in MDS presented. The audio and slide presentation will be accessible at www.geron.com on the Investor Relations pages, under Events. Following the live presentation, the webcast will be archived and available for replay at the same address for a period of 30 days.

About Imetelstat

Imetelstat (GRN163L; JNJ-63935937) is a potent and specific inhibitor of telomerase that is administered by intravenous infusion. This first-in-class compound, discovered by Geron, is a specially designed and modified short oligonucleotide, which targets and binds directly with high affinity to the active site of telomerase. Preliminary clinical data suggest imetelstat might have disease-modifying activity by inhibiting the progenitor cells of the malignant clones associated with hematologic malignancies in a relatively select manner. Most commonly reported adverse events in imetelstat clinical studies include fatigue, gastrointestinal symptoms and cytopenias. Imetelstat has not been approved for marketing by any regulatory authority.

About the Collaboration with Janssen

On November 13, 2014, Geron entered into an exclusive worldwide license and collaboration agreement with Janssen Biotech, Inc., to develop and commercialize imetelstat for oncology, including hematologic myeloid malignancies, and all other human therapeutics uses. Under the terms of the agreement, Geron received an upfront payment of $35 million and is eligible to receive additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, as well as royalties on worldwide net sales. All regulatory, development, manufacturing and promotional activities related to imetelstat are being managed through a joint governance structure, with Janssen responsible for these activities.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) the ability of imetelstat to deplete myelofibrosis hematopoietic stem cells and progenitor cells; (ii) the safety and efficacy of imetelstat; (iii) potential receipt by Geron of additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, and royalties from sales of imetelstat; and (iv) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether Janssen decides to continue to conduct IMerge; (ii) whether imetelstat is safe and efficacious and will succeed in IMerge by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges; (iii) whether the FDA or other health authorities permit IMerge to continue to proceed under the existing protocols or any amendments thereto; (iv) the prospective ability of imetelstat to deplete myelofibrosis hematopoietic stem cells and progenitor cells may not result in imetelstat being sufficiently efficacious to be approved for commercial use in any disease indication; (v) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (vi) whether any future efficacy or safety results from any clinical trial of imetelstat may cause the benefit/risk profile of imetelstat to become unacceptable; and (vii) whether patent coverage of imetelstat enables Janssen to successfully commercialize imetelstat. Additional information on the above-stated risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended June 30, 2017. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

###